Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

BETWEEN

DOMINION RESOURCES, INC.

AND

JPMORGAN CHASE BANK, N.A.

DATED AS OF SEPTEMBER 1, 2006

2006 SERIES B ENHANCED JUNIOR SUBORDINATED NOTES

DUE SEPTEMBER 30, 2066

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definition of Terms.	2

ARTICLE II GENERAL TERMS AND CONDITIONS OF THE JUNIOR SUBORDINATED NOTES		6
2.1	Designation and Principal Amount.	6
2.2	Stated Maturity.	6
2.3	Form and Payment; Minimum Transfer Restriction.	6
2.4	Exchange and Registration of Transfer of Junior Subordinated Notes; Restrictions on Transfers; Depositary.	7
2.5	Interest.	8
2.6	Events of Default.	9

ARTICLE III REDEMPTION OF THE JUNIOR SUBORDINATED NOTES		10
3.1	Tax Event Redemption.	10
3.2	Optional Redemption by Company.	10
3.3	Notice of Redemption.	10

ARTICLE IV OPTION TO DEFER INTEREST PAYMENTS		10
4.1	Option to Defer Interest Payments.	10
4.2	Notice of Extension.	11

ARTICLE V EXPENSES		11
5.1	Payment of Expenses.	11
5.2	Payment Upon Resignation or Removal.	12

ARTICLE VI FORM OF JUNIOR SUBORDINATED NOTE		12
6.1	Form of Junior Subordinated Note.	12

ARTICLE VII ORIGINAL ISSUE OF JUNIOR SUBORDINATED NOTES		12
7.1	Original Issue of Junior Subordinated Notes.	12

ARTICLE VIII MISCELLANEOUS		12
8.1	Ratification of Indenture; Second Supplemental Indenture Controls.	12
8.2	Trustee Not Responsible for Recitals.	13
8.3	Governing Law.	13
8.4	Separability.	13
8.5	Counterparts.	13

EXHIBIT A		1
ii

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of September 1, 2006 (the "Second Supplemental Indenture"), is between DOMINION RESOURCES, INC., a Virginia corporation (the "Company"), and JPMORGAN CHASE BANK, N.A., as trustee (the "Trustee") under the Junior Subordinated Indenture II, dated as of June 1, 2006, between the Company and the Trustee (the "Base Indenture" and, together with the First Supplemental Indenture dated as of June 1, 2006 and this Second Supplemental Indenture, the "Indenture").

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s unsecured junior subordinated notes (the "Notes") to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a series of its Notes, to be known as its 2006 Series B Enhanced Junior Subordinated Notes due September 30, 2066 (the "Junior Subordinated Notes"), the form and substance of such Junior Subordinated Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Second Supplemental Indenture;

WHEREAS, the Company desires that this series of Junior Subordinated Notes be originally issued on September 29, 2006 pursuant to the Indenture and sold pursuant to the Underwriting Agreement (as defined below);

WHEREAS, the Company has offered to the purchasers (the "Underwriters") named in Schedule I to the Underwriting Agreement, dated September 26, 2006 (the "Underwriting Agreement"), between the Underwriters and the Company $500,000,000 aggregate principal amount of its Junior Subordinated Notes; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture and all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms, and to make the Junior Subordinated Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the purchase and acceptance of the Junior Subordinated Notes by the holders, and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the Junior Subordinated Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I
DEFINITIONS

1.1 Definition of Terms. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms not otherwise defined herein which are defined in the Base Indenture have the same meanings when used in this Second Supplemental Indenture;

(b) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(c) all other terms used herein which are defined in the Trust Indenture Act of 1939, as amended, whether directly or by reference therein, have the meanings assigned to them therein;

(d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States of America, and, except as otherwise herein expressly provided, the term "generally accepted accounting principles" with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States of America at the date of such computation; provided, that when two or more principles are so generally accepted, it shall mean that set of principles consistent with those in use by the Company;

(e) a reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture unless otherwise stated;

(f) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(g) headings are for convenience of reference only and do not affect interpretation;

"Additional Interest" has the meaning specified in Section 2.5.

"Calculation Agent" means JPMorgan Chase Bank, N.A., or its successor appointed by the Company, acting as calculation agent.

"Comparable Treasury Issue" means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the redemption date to September 30, 2011 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term to maturity comparable to such time period. If no United States Treasury security has a maturity which is within a period from three months before to three months after September 30, 2011, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

"Comparable Treasury Price" means, with respect to any redemption date, (A) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations, of up to five Reference Treasury Dealer Quotations for such redemption date, or (B) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

"Coupon Rate" has the meaning specified in Section 2.5(a).

"Definitive Note Certificates" means Notes issued in definitive, fully registered form.

"Fixed Coupon Rate" has the meaning specified in Section 2.5(a).

"Floating Coupon Rate" has the meaning specified in Section 2.5(a).

"Fixed Rate Period" has the meaning specified in Section 2.5(a).

"Floating Rate Period" has the meaning specified in Section 2.5(a).

"Global Note" has the meaning specified in Section 2.4(a).

"Interest Payment Date" has the meaning specified in Section 2.5.

"Junior Subordinated Notes" has the meaning specified in the second recital to this Second Supplemental Indenture.

"LIBOR Business Day" means any Business Day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank Market.

"LIBOR Interest Determination Date" means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

"LIBOR Rate Reset Date" means, subject to Section 2.5(b), the 30th day of the months of March, June, September and December of each year commencing on September 30, 2011.

"Make-Whole Amount" means an amount equal to the greater of (i) 100% of the principal amount of the Junior Subordinated Notes or (ii) as determined by a Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of interest on the Junior Subordinated Notes from the redemption date to September 30, 2011 and the present value of the principal amount of the Junior Subordinated Notes assuming, solely for purposes of this calculation, a scheduled payment of such principal on September 30, 2011, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 25 basis points.

"Notes" has the meaning specified in the first recital to this Second Supplemental Indenture.

"Optional Deferral Period" has the meaning specified in Section 4.1.

"Optional Redemption Price" has the meaning specified in Section 3.2.

"Primary Treasury Dealer" has the meaning specified in the definition of Quotation Agent below.

"Quotation Agent" means one of Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, one other primary United States Government securities dealer in New York City (a "Primary Treasury Dealer") selected by Wachovia Capital Markets, LLC and their respective successors as selected by the Company; provided, however, that if all of these firms cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer as Quotation Agent.

"Record Date" has the meaning specified in Section 2.5(a).

"Reference Treasury Dealer" means (i) Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, one other Primary Treasury Dealer selected by Wachovia Capital Markets, LLC and their respective successors; provided, however, that if any of these firms shall cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer for that firm; and (ii) up to two other Primary Treasury Dealers selected by the Company.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

"Stated Maturity" has the meaning specified in Section 2.2.

"Tax Event" means the receipt by the Company of an opinion of independent tax counsel experienced in such matters ("Tax Event Opinion"), to the effect that, as a result of (a) any amendment to, change in or announced prospective change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative written decision, pronouncement or action, or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, decision or action is announced on or after the date of original issuance of the Junior Subordinated Notes, there is more than an insubstantial risk that interest payable by the Company on the Junior Subordinated Notes is not or within 90 days of the date of such opinion, will not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

"Tax Event Make-Whole Amount" means an amount equal to the greater of (i) 100% of the principal amount of the Junior Subordinated Notes or (ii) as determined by a Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of interest on the Junior Subordinated Notes from the redemption date to September 30, 2011 and the present value of the principal amount of the Junior Subordinated Notes assuming, solely for purposes of this calculation, a scheduled payment of such principal on September 30, 2011, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

"Tax Event Opinion" has the meaning specified in the definition of Tax Event above.

"Telerate Page 3750" means the display designated as "Telerate page 3750" on Moneyline Telerate, Inc. (or such other page as may replace "Telerate page 3750" on such service) or such other service displaying the London Inter-Bank offered rates of major banks, as may replace Moneyline Telerate, Inc.

"Three-Month LIBOR Rate" means the rate determined in accordance with the following provisions:

(1) On the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will determine the Three-Month LIBOR Rate which shall be the rate for deposits in U.S. Dollars having a three-month maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2) If no rate appears on Telerate Page 3750 on the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will request the principal London offices of four major reference banks in the London Inter-Bank Market, to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent or its affiliate for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at that time. If the banks selected by the Calculation Agent or its affiliate are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.

"Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the time period from the redemption date to September 30, 2011, (if no maturity is within three months before or after such time period, yields for the two published maturities most closely corresponding to such time period shall be determined by the Quotation Agent and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

"Underwriters" has the meaning specified in the fourth recital to this Second Supplemental Indenture.

"Underwriting Agreement" has the meaning specified in the fourth recital to this Second Supplemental Indenture.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE JUNIOR SUBORDINATED NOTES

2.1 Designation and Principal Amount. There is hereby authorized a new series of Notes, to be designated the "2006 Series B Enhanced Junior Subordinated Notes due September 30, 2066," in the initial aggregate principal amount of $500,000,000, which amount shall be set forth in any written orders of the Company for the authentication and delivery of Junior Subordinated Notes pursuant to Section 2.1 of the Base Indenture and Section 7.1 hereof. Additional Junior Subordinated Notes without limitation as to amount, and without the consent of the holders of the then Outstanding Junior Subordinated Notes, may also be authenticated and delivered in the manner provided in Section 2.1 of the Base Indenture. Any such additional Junior Subordinated Notes will have the same Stated Maturity and other terms as those initially issued and shall be consolidated with and part of the same series of Notes as the Junior Subordinated Notes initially issued under this Second Supplemental Indenture.

2.2 Stated Maturity. The Stated Maturity of the Junior Subordinated Notes is September 30, 2066, which may not be shortened or extended.

2.3 Form and Payment; Minimum Transfer Restriction.

(a) The Junior Subordinated Notes shall be issued in fully registered definitive form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Principal and interest on the Junior Subordinated Notes will be payable, the transfer of such Junior Subordinated Notes will be registrable and such Junior Subordinated Notes will be exchangeable for Junior Subordinated Notes bearing identical terms and provisions at the principal office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Register or by transfer to an account maintained by the Person entitled thereto as specified in the Register, provided that proper transfer instructions have been received by the Paying Agent by the Record Date. The Register for the Junior Subordinated Notes shall be kept at the principal office of the Trustee, and the Trustee is hereby appointed registrar and Paying Agent for the Junior Subordinated Notes.

(b) The Junior Subordinated Notes may be transferred or exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, and any attempted transfer, sale or other disposition of Junior Subordinated Notes in a denomination of less than $1,000 shall be deemed to be void and of no legal effect whatsoever. Any such transferee shall be deemed not to be the holder of such Junior Subordinated Notes for any purpose, including but not limited to the receipt of payments in respect of such Junior Subordinated Notes and such transferee shall be deemed to have no interest whatsoever in such Junior Subordinated Notes.

2.4 Exchange and Registration of Transfer of Junior Subordinated Notes; Restrictions on Transfers; Depositary. The Junior Subordinated Notes will be issued to the holders in accordance with the following procedures:

(a) So long as Junior Subordinated Notes are eligible for book-entry settlement with the Depositary, or unless required by law, all Junior Subordinated Notes that are so eligible will be represented by one or more Junior Subordinated Notes in global form (a "Global Note") registered in the name of the Depositary or the nominee of the Depositary. Except as provided in Section 2.4(c) below, beneficial owners of a Global Note shall not be entitled to have Definitive Note Certificates registered in their names, will not receive or be entitled to receive physical delivery of Definitive Note Certificates and will not be registered holders of such Global Notes.

(b) The transfer and exchange of beneficial interests in Global Notes shall be effected through the Depositary in accordance with the Indenture and the procedures and standing instructions of the Depositary and the Trustee shall make appropriate endorsements to reflect increases or decreases in principal amounts of such Global Notes.

(c) Notwithstanding any other provisions of the Indenture (other than the provisions set forth in this Section 2.4(c)), a Global Note may not be exchanged in whole or in part for Junior Subordinated Notes registered, and no transfer of a Global Note may be registered, in the name of any person other than the Depositary or a nominee thereof unless (i) such Depositary (A) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note or (B) has ceased to be a clearing agency registered as such under the Exchange Act and no successor Depositary has been appointed by the Company within 90 days after its receipt of such notice or its becoming aware of such ineligibility, (ii) there shall have occurred and be continuing an Event of Default, or any event which after notice or lapse of time or both would be an Event of Default under the Indenture, with respect to such Note, or (iii) the Company, in its sole discretion and subject to the procedures of the Depositary, instructs the Trustee to exchange such Global Note for a Junior Subordinated Note that is not a Global Note (in which case such exchange (subject to such procedures) shall be effected by the Trustee).

The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes. Initially, the Global Notes shall be registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for Cede & Co.

Definitive Junior Subordinated Notes issued in exchange for all or a part of a Global Note pursuant to this Section 2.4(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such definitive Junior Subordinated Notes to the person in whose names such definitive Junior Subordinated Notes are so registered.

So long as Junior Subordinated Notes are represented by one or more Global Notes, (i) the registrar for the Junior Subordinated Notes and the Trustee shall be entitled to deal with the clearing agency for all purposes of the Indenture relating to such Global Notes as the sole holder of the Junior Subordinated Notes evidenced by such Global Notes and shall have no obligations to the holders of beneficial interests in such Global Notes; and (ii) the rights of the holders of beneficial interests in such Global Notes shall be exercised only through the clearing agency and shall be limited to those established by law and agreements between such holders and the clearing agency and/or the participants in the clearing agency.

At such time as all interests in a Global Note have been paid, redeemed, exchanged, repurchased or canceled, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and instructions of the Depositary. At any time prior to such cancellation, if any interest in a Global Note is exchanged for definitive Junior Subordinated Notes, redeemed by the Company pursuant to Article III or canceled, or transferred for part of a Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions of the Depositary be reduced or increased, as the case may be, and an endorsement shall be made on such Global Note by, or at the direction of, the Trustee to reflect such reduction or increase.

2.5 Interest.

(a) Each Junior Subordinated Note will bear interest at (i) the rate of 6.30% per annum (the "Fixed Coupon Rate") until September 30, 2011 (the "Fixed Rate Period"), and (ii) the Three-Month LIBOR Rate plus 2.30% per annum, reset quarterly on the LIBOR Rate Reset Dates (the "Floating Coupon Rate" and, together with the Fixed Coupon Rate, the "Coupon Rate"), from September 30, 2011 up to, but not including, the Stated Maturity (the "Floating Rate Period"), and will bear interest on any overdue principal at the then prevailing Coupon Rate and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the then prevailing Coupon Rate ("Additional Interest"), compounded semi-annually for the Fixed Rate Period and quarterly for the Floating Rate Period, payable (subject to the provisions of Article IV) semi-annually in arrears on the 30th day of March and September of each year during the Fixed Rate Period and quarterly in arrears on the 30th day of March, June, September and December of each year during the Floating Rate Period (each, an "Interest Payment Date"), commencing on March 30, 2007 for the Fixed Rate Period and December 30, 2011 for the Floating Rate Period to the Person in whose name such Junior Subordinated Note is registered, subject to certain exceptions, at the close of business on the Record Date next preceding such Interest Payment Date. The "Record Date" for payment of interest will be the Business Day next preceding the Interest Payment Date, unless such Junior Subordinated Note is registered to a holder other than the Depositary or a nominee of the Depositary, in which case the Record Date for payment of interest will be the fifteenth calendar day preceding the applicable Interest Payment Date, whether or not a Business Day.

(b) During the Fixed Rate Period, the amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and during the Floating Rate Period, the amount of interest payable for any period will be computed on the basis of the actual number of days in the relevant period divided by 360. During the Fixed Rate Period, if an Interest Payment Date, redemption date or the Stated Maturity of the Junior Subordinated Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date, redemption date or the Stated Maturity, as applicable. During the Floating Rate Period, if any Interest Payment Date, other than a redemption date or the Stated Maturity of the Junior Subordinated Notes, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. Also, if a redemption date or the Stated Maturity of the Junior Subordinated Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after a redemption date or the Stated Maturity. During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on that date and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.

2.6 Events of Default. An Event of Default as defined in the Indenture shall be an Event of Default with respect to the Junior Subordinated Notes provided that the nonpayment of interest for so long as and to the extent that interest is permitted to be deferred pursuant to Article IV herein shall not be deemed to be a default in the payment of interest for the purposes of Article VI of the Base Indenture and shall not otherwise be deemed an Event of Default with respect to the Junior Subordinated Notes. For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee or the holders of the Junior Subordinated Notes, no breach by the Company of any covenant or obligation under the Indenture or the terms of the Junior Subordinated Notes shall be an Event of Default except those that are specifically identified as an Event of Default under the Indenture.

ARTICLE III
REDEMPTION OF THE JUNIOR SUBORDINATED NOTES

3.1 Tax Event Redemption. If a Tax Event shall occur and be continuing, the Company may redeem the Junior Subordinated Notes within 90 days after the occurrence of that Tax Event, in whole but not in part, before September 30, 2011, at the Tax Event Make-Whole Amount plus accrued and unpaid interest thereon, if any, to but excluding the redemption date. The Tax Event Make-Whole Amount shall be paid prior to 2:30 p.m., New York City time, on the date of such redemption, provided that the Company shall deposit with the Trustee an amount sufficient to pay the Tax Event Make-Whole Amount by 11:00 a.m., New York City time, on the date such Tax Event Make-Whole Amount is to be paid. The Company will notify the Trustee of the amount of the Tax Event Make-Whole Amount promptly after the calculation thereof, and the Trustee will not be responsible for such calculation.

3.2 Optional Redemption by Company. The Company shall have the option to redeem the Junior Subordinated Notes (i) at any time, in whole or in part, at 100% of their principal amount (the "Optional Redemption Price") plus accrued and unpaid interest thereon, if any, to but excluding the redemption date on one or more occasions on or after September 30, 2011 or (ii) at any time, in whole or in part, before September 30, 2011 at the Make-Whole Amount plus accrued and unpaid interest thereon, if any, to but excluding the redemption date. The Optional Redemption Price or the Make-Whole Amount, as applicable, shall be paid prior to 2:30 p.m., New York City time, on the date of such redemption, provided that the Company shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price or the Make-Whole Amount, as applicable, by 11:00 a.m., New York City time, on the date such Optional Redemption Price or the Make-Whole Amount, as applicable, is to be paid. The Company will notify the Trustee of the amount of the Make-Whole Amount promptly after the calculation thereof, and the Trustee will not be responsible for such calculation.

3.3 Notice of Redemption. Subject to Article III of the Base Indenture, notice of any redemption pursuant to this Article III will be mailed at least 20 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Notes to be redeemed at such holder’s registered address. Unless the Company defaults in payment of the applicable redemption price, on and after the redemption date interest shall cease to accrue on such Junior Subordinated Notes called for redemption.

ARTICLE IV
OPTION TO DEFER INTEREST PAYMENTS

4.1 Option to Defer Interest Payments. At the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an "Optional Deferral Period"). A deferral of interest payments may not extend beyond the Stated Maturity of the Junior Subordinated Notes, and the Company may not begin a new Optional Deferral Period and may not pay current interest on the Junior Subordinated Notes until it has paid all accrued interest on the Junior Subordinated Notes from the previous Optional Deferral Period.

Any deferred interest on the Junior Subordinated Notes will accrue Additional Interest at a rate equal to the Coupon Rate then applicable to the Junior Subordinated Notes, to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Junior Subordinated Notes, including any Additional Interest accrued on the deferred interest, it shall be entitled to again defer interest payments on the Junior Subordinated Notes as described above, but not beyond the Stated Maturity of the Junior Subordinated Notes.

Unless the Company has paid all accrued and payable interest on the Junior Subordinated Notes, it will not and its Subsidiaries shall not do any of the following:
•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of the Company’s capital stock;
•

make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of its debt securities that rank on a parity with or junior to the Junior Subordinated Notes (including debt securities of other series issued under the Base Indenture); or

•	make any guarantee payments on any guarantee of debt securities if the guarantee ranks on a parity with or junior to the Junior Subordinated Notes.

However, at any time, including during an Optional Deferral Period, the Company may:
•	pay stock dividends or distributions in additional shares of its capital stock;
•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights; and
•	purchase common stock for issuance pursuant to any employee benefit plans or dividend reinvestment and direct stock purchase plans.

4.2 Notice of Extension. The Company shall give the Trustee written notice of any optional deferral of interest at least 10 Business Days and not more than 60 Business Days prior to the applicable Interest Payment Date. The Trustee shall forward such notice promptly to each holder of record of Junior Subordinated Notes.

ARTICLE V
EXPENSES

5.1 Payment of Expenses. In connection with the offering, sale and issuance of the Junior Subordinated Notes, the Company shall:

(a) pay all costs and expenses relating to the offering, sale and issuance of the Junior Subordinated Notes, including commissions to the Underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section 7.6 of the Base Indenture; and

(b) be primarily liable for any indemnification obligations arising with respect to the Underwriting Agreement.

5.2 Payment Upon Resignation or Removal. Upon termination of this Second Supplemental Indenture or the Base Indenture or the removal or resignation of the Trustee pursuant to Section 7.10 of the Base Indenture, the Company shall pay to the Trustee all amounts owed to it under Section 7.6 of the Base Indenture accrued to the date of such termination, removal or resignation.

ARTICLE VI
FORM OF JUNIOR SUBORDINATED NOTE

6.1 Form of Junior Subordinated Note. The Junior Subordinated Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached hereto as Exhibit A.

ARTICLE VII
ORIGINAL ISSUE OF JUNIOR SUBORDINATED NOTES

7.1 Original Issue of Junior Subordinated Notes. Junior Subordinated Notes in the initial aggregate principal amount of up to $500,000,000 may be executed by the Company and delivered to the Trustee for authentication by it, and the Trustee shall thereupon authenticate and deliver said Junior Subordinated Notes to or upon the written order of the Company, signed by any Officer of the Company, without any further corporate action by the Company. Additional Junior Subordinated Notes without limitation as to amount, and without the consent of the holders of the then Outstanding Junior Subordinated Notes, may also be authenticated and delivered in the manner provided in Section 2.1 of the Base Indenture. Any such additional Junior Subordinated Notes will have the same Stated Maturity and other terms as those initially issued and shall be consolidated with and part of the same series of Notes as the Junior Subordinated Notes initially issued under this Second Supplemental Indenture.

ARTICLE VIII
MISCELLANEOUS

8.1 Ratification of Indenture; Second Supplemental Indenture Controls. The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Second Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

8.2 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

8.3 Governing Law. This Second Supplemental Indenture and each Junior Subordinated Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State, without regard to the conflicts of law principles thereof.

8.4 Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Junior Subordinated Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Junior Subordinated Notes, but this Second Supplemental Indenture and the Junior Subordinated Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

8.5 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

DOMINION RESOURCES, INC.

By:	/s/G. Scott Hetzer
Name:	G. Scott Hetzer
Title:	Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Trustee

By:	/s/Carol Ng
Name:	Carol Ng
Title:	Vice President

EXHIBIT A

(FORM OF FACE OF JUNIOR SUBORDINATED NOTE)

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR JUNIOR SUBORDINATED NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.]*

[UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF [CEDE & CO.] OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO [CEDE & CO.], ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, [CEDE & CO.], HAS AN INTEREST HEREIN.]*

THE NOTES EVIDENCED HEREBY WILL BE ISSUED, AND MAY BE TRANSFERRED, ONLY IN BLOCKS HAVING A PRINCIPAL AMOUNT OF NOT LESS THAN $1,000. ANY TRANSFER, SALE OR OTHER DISPOSITION OF SUCH NOTES IN A BLOCK HAVING A PRINCIPAL AMOUNT OF LESS THAN $1,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH NOTES FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO THE RECEIPT OF PAYMENTS IN RESPECT OF SUCH NOTES, AND SUCH TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH NOTES.

* Insert in Global Notes.

DOMINION RESOURCES, INC.

[Up to]* $

2006 SERIES B ENHANCED JUNIOR SUBORDINATED
NOTE DUE SEPTEMBER 30, 2066

Dated:

NUMBER	[CUSIP NO: ]

Registered Holder:

DOMINION RESOURCES, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (herein referred to as the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to the Registered Holder named above, the principal sum [of                                     Dollars]**[specified in the Schedule annexed hereto]*** on September 30, 2066 (the "Stated Maturity"), in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt. The Company further promises to pay to the registered Holder of this note (the "Note") as hereinafter provided (a) interest on said principal sum (subject to deferral as set forth herein) at the rate of 6.30% per annum, in like coin or currency, semi-annually in arrears on the 30th day of March and September until September 30, 2011 and at the rate per annum equal to the Three-Month LIBOR Rate plus 2.30% (determined in the manner set forth in the Second Supplemental Indenture hereinafter referred to), reset quarterly on the LIBOR Rate Reset Dates, in like coin or currency, quarterly in arrears on the 30th day of March, June, September and December (each an "Interest Payment Date") commencing March 30, 2007 in the first instance and December 30, 2011 in the second instance, from the Interest Payment Date next preceding the date hereof to which interest has been paid or duly provided for (unless (i) no interest has yet been paid or duly provided for on this Note, in which case from September 29, 2006, or (ii) the date hereof is before an Interest Payment Date but after the related Record Date (as defined below), in which case from such following Interest Payment Date; provided, however, that if the Company shall default in payment of the interest due on such following Interest Payment Date, then from the next preceding Interest Payment Date to which interest has been paid or duly provided for or if no interest has yet been paid or duly provided for on this Note, in which case from
____________
* Insert in Global Notes.
** Insert in Notes other than Global Notes.
*** Insert in Global Notes.

September 29, 2006), until the principal hereof is paid or duly provided for, plus (b) Additional Interest, as defined in the Indenture, to the extent permitted by applicable law, on any interest payment that is not made on the applicable Interest Payment Date, which shall accrue at the then prevailing rate per annum borne by this Note, compounded semi-annually or quarterly, as applicable.

The interest so payable will, subject to certain exceptions provided in the Indenture hereinafter referred to, be paid to the person in whose name this Note is registered at the close of business on the Record Date next preceding such Interest Payment Date. The Record Date shall be the Business Day next preceding the Interest Payment Date, unless this Note is registered to a holder other than The Depository Trust Company or a nominee of The Depository Trust Company, in which case the Record Date will be the fifteenth calendar day preceding such Interest Payment Date whether or not a Business Day. This Note may be presented for payment of principal and interest at the principal corporate trust office of JPMorgan Chase Bank, N.A., as paying agent for the Company, maintained for that purpose in the Borough of Manhattan, The City of New York; provided, however, that payment of interest may be made at the option of the Company (i) by check mailed to such address of the person entitled thereto as the address shall appear on the Register of the Notes or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the Register, provided that proper transfer instructions have been received by the Record Date. While this Note bears interest at a fixed rate, interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months, and while this Note bears interest at the Three-Month LIBOR Rate, the amount of interest payable on this Note for any period will be computed on the basis of the actual number of days in the relevant period divided by 360.

At the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an "Optional Deferral Period"). A deferral of interest payments may not extend beyond the Stated Maturity of the Junior Subordinated Notes, and the Company may not begin a new Optional Deferral Period and may not pay current interest on the Junior Subordinated Notes until it has paid all accrued interest on the Junior Subordinated Notes from the previous Optional Deferral Period.

Any deferred interest on the Junior Subordinated Notes will accrue Additional Interest at a rate equal to the Coupon Rate then applicable to the Junior Subordinated Notes, to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Junior Subordinated Notes, including any Additional Interest accrued on the deferred interest, it shall be entitled to again defer interest payments on the Junior Subordinated Notes as described above, but not beyond the Stated Maturity of the Junior Subordinated Notes.

Unless the Company has paid all accrued and payable interest on the Junior Subordinated Notes, it will not and its Subsidiaries shall not do any of the following:
•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of the Company’s capital stock;
•

make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of its debt securities that rank on a parity with or junior to the Junior Subordinated Notes (including debt securities of other series issued under the Base Indenture); or

•	make any guarantee payments on any guarantee of debt securities if the guarantee ranks on a parity with or junior to the Junior Subordinated Notes.

However, at any time, including during an Optional Deferral Period, the Company may:
•	pay stock dividends or distributions in additional shares of its capital stock;
•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights; and
•	purchase common stock for issuance pursuant to any employee benefit plans or dividend reinvestment and direct stock purchase plans.

    The Company shall give the Trustee written notice of any optional deferral of interest at least 10 Business Days and not more than 60 Business Days prior to the applicable Interest Payment Date. The Trustee shall forward such notice promptly to each holder of record of Junior Subordinated Notes.

This Note is issued pursuant to the Junior Subordinated Indenture II (the "Original Indenture"), dated as of June 1, 2006, between the Company, as issuer, and JPMorgan Chase Bank, N.A., a national banking association, as trustee, as supplemented by a First Supplemental Indenture dated as of June 1, 2006 and a Second Supplemental Indenture (the "Second Supplemental Indenture") dated as of September 1, 2006 (as so supplemented and as further supplemented or amended from time to time, the "Indenture"). Reference is made to the Indenture for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders (the word "Holder" or "Holders" meaning the registered holder or registered holders) of the Notes. Capitalized terms used herein but not defined herein shall have the respective meanings assigned thereto in the Original Indenture as supplemented by the Second Supplemental Indenture.

The Notes of this series shall have an initial aggregate principal amount of Five Hundred Million Dollars ($500,000,000).

The Notes evidenced by this Certificate may be transferred or exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, and any attempted transfer, sale or other disposition of Notes in a denomination of less than $1,000 shall be deemed to be void and of no legal effect whatsoever.

The indebtedness of the Company evidenced by this Note, including the principal hereof and interest hereon, is, to the extent and in the manner set forth in the Indenture, subordinate and junior in right of payment to the Company’s obligations to Holders of Priority Indebtedness of the Company and each Holder of this Note, by acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and all other provisions of the Indenture.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under the Indenture.

IN WITNESS WHEREOF, DOMINION RESOURCES, INC. has caused this instrument to be duly executed.

Dated:	DOMINION RESOURCES, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities, of the series designated herein, referred to in the within-mentioned Indenture.

JPMORGAN CHASE BANK, N.A., as Trustee

By:
Authorized Officer

REVERSE OF NOTE

As provided in and subject to the provisions in the Indenture, the Company shall have the option to redeem the Notes of this series at any time on or after September 30, 2011, in whole or in part, at the Optional Redemption Price and in whole or in part, before September, 30, 2011 at the Make-Whole Amount plus, in each case, accrued and unpaid interest thereon, if any, to but excluding the redemption date. In addition, if a Tax Event shall occur and be continuing, the Company may redeem the Notes of this series within 90 days after the occurrence of that Tax Event, in whole but not in part, before September 30, 2011, at the Tax Event Make-Whole Amount plus accrued and unpaid interest thereon, if any, to but excluding the redemption date.

In the case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes of this series may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

Any consent or waiver by the Holder of this Note given as provided in the Indenture (unless effectively revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange, registration of transfer, or otherwise in lieu hereof irrespective of whether any notation of such consent or waiver is made upon this Note or such other Notes. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the places, at the respective times, at the rates and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Register of the Notes of this series upon surrender of this Note for registration of transfer at the offices maintained by the Company or its agent for such purpose, duly endorsed by the Holder hereof or his attorney duly authorized in writing, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities registrar duly executed by the Holder hereof or his attorney duly authorized in writing, but without payment of any charge other than a sum sufficient to reimburse the Company for any tax or other governmental charge incident thereto. Upon any such registration of transfer, a new Note or Notes of authorized denomination or denominations for the same aggregate principal amount will be issued to the transferee in exchange herefor.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, and any agent of the Company or the Trustee may deem and treat the person in whose name this Note shall be registered upon the Register of the Notes of this series as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of or on account of the principal hereof and, subject to the provisions on the face hereof, interest due hereon and for all other purposes; and neither the Company nor the Trustee nor any such agent shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this Note, or for any claim based hereon or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any stockholder, officer, director or employee, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as a part of the consideration for the issue hereof, expressly waived and released.

The Company and, by acceptance of this Note or a beneficial interest in this Note, each holder hereof and any person acquiring a beneficial interest herein, agree that for United States federal, state and local tax purposes it is intended that this Note constitute indebtedness.

This Note shall be deemed to be a contract made under the laws of the State of New York (without regard to conflicts of laws principles thereof) and for all purposes shall be governed by, and construed in accordance with, the laws of said State.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

___________________________________________________________________________________________________________.

(please insert Social Security or other identifying number of assignee)

___________________________________________________________________________________________________________.

___________________________________________________________________________________________________________.

___________________________________________________________________________________________________________.

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE the within Note and all rights thereunder, hereby irrevocably constituting and appointing

___________________________________________________________________________________________________________.

___________________________________________________________________________________________________________.

___________________________________________________________________________________________________________.

___________________________________________________________________________________________________________.

___________________________________________________________________________________________________________.

___________________________________________________________________________________________________________.

agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:                                  ,

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

[FORM OF SCHEDULE FOR ENDORSEMENTS ON GLOBAL NOTES TO REFLECT
CHANGES IN PRINCIPAL AMOUNT]*

The initial principal amount of this Note is: $

Changes to Principal Amount of Global Note

Date	Principal Amount by which this Note is to be Decreased or Increased and the Reason for the Decrease or Increase	Remaining Principal Amount of this Note	Signature of Authorized Officer of Trustee

____________
* Insert Schedule in Global Notes.